EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF $2.50 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF $1.00 PER SHARE

SOUTHPORT, CONNECTICUT, August 4, 2021--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2021 the Company reported net sales of $200.1 million and diluted earnings of $2.50 per share, compared with net sales of $130.3 million and diluted earnings of $1.05 per share in the second quarter of 2020.

For the six months ended July 3, 2021, net sales were $384.4 million and diluted earnings were $4.66 per share. For the corresponding period in 2020, net sales were $253.9 million and diluted earnings were $1.91 per share.

The Company also announced today that its Board of Directors declared a dividend of $1.00 per share for the second quarter for stockholders of record as of August 16, 2021, payable on August 27, 2021. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the financial results for the second quarter of 2021, “The continued strengthening of our workforce, our increased productivity, and strong demand allowed us to achieve outstanding financial results. The dedication and commitment of our over 1,900 hardworking employees resulted in our seventh consecutive quarterly increase in production, and the continued reduced level of Ruger inventory at the independent distributors and in our warehouses is indicative of strong consumer demand for our firearms.”

Mr. Killoy continued, “New product development remains among our highest priorities. On the heels of the successful MAX-9 pistol launch earlier this year, we introduced the Ruger LCP MAX, a 380 Auto pistol, in June. This is the latest offering from the Ruger LCP family, which has set the standard for personal protection pistols for over a decade. We are hard at work on additional exciting new products, including the return of Marlin lever action rifles, which we plan to begin shipping in the fourth quarter.”

Mr. Killoy made the following observations related to the Company’s second quarter 2021 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 13% in the first half of 2021 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 5%. The increase in the sell-through of the Company’s products compared favorably to the decrease in adjusted NICS background checks and may be attributable to the following:
o	Strong consumer demand for the Company’s products,
o	Increases in production for each of the past seven quarters, and
o	Introduction of new products that have been met with strong demand.

•	Sales of new products, including the Wrangler, the Ruger-57, the LCP II in .22 LR, the PC Charger, the MAX-9 pistol, and the LCP MAX represented $77.9 million or 22% of firearm sales in the first half of 2021. New product sales include only major new products that were introduced in the past two years.

•	During the second quarter of 2021, the Company’s finished goods inventory and distributor inventories of the Company’s products decreased 7,800 units and remain significantly below pre-COVID-19 pandemic levels.

•	Cash provided by operations during the first half of 2021 was $76.2 million. At July 3, 2021, our cash and short-term investments totaled $173.6 million. Our current ratio is 3.7 to 1 and we have no debt.

•	In the first half of 2021, capital expenditures totaled $11.5 million. We expect our 2021 capital expenditures to total approximately $20 million, most of which relate to new product introductions.

•	In the first half of 2021, the Company returned $27.6 million to its shareholders through the payment of dividends.

•	At July 3, 2021, stockholders’ equity was $319.1 million, which equates to a book value of $18.14 per share, of which $9.86 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the second quarter of 2021. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 5, 2021, Sturm, Ruger will host a webcast at 10:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 7094764.

The Quarterly Report on Form 10-Q for the second quarter of 2021 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the second quarter of 2021 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	July 3, 2021	December 31, 2020

Assets

Current Assets
Cash	$23,561	$20,147
Short-term investments	149,994	121,007
Trade receivables, net	76,059	57,876

Gross inventories	84,254	80,487
Less LIFO reserve	(48,969)	(48,016)
Less excess and obsolescence reserve	(3,298)	(3,394)
Net inventories	31,987	29,077

Prepaid expenses and other current assets	4,042	6,266
Total Current Assets	285,643	234,373

Property, plant and equipment	404,917	393,843
Less allowances for depreciation	(337,342)	(323,110)
Net property, plant and equipment	67,575	70,733

Deferred income taxes	—	1,530
Other assets	45,658	41,622
Total Assets	$398,876	$348,258

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	July 3, 2021	December 31, 2020

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$38,256	$37,078
Contract liabilities with customers	—	84
Product liability	919	1,052
Employee compensation and benefits	28,615	37,275
Workers’ compensation	6,820	6,272
Income taxes payable	3,119	—
Total Current Liabilities	77,729	81,761

Product liability accrual	91	74
Lease liability	1,590	1,724
Deferred income taxes	324	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2021 – 24,306,486 issued, 17,596,588 outstanding 2020 – 24,205,749 issued, 17,495,851 outstanding	24,306	24,206
Additional paid-in capital	43,610	43,468
Retained earnings	396,816	342,615
Less: Treasury stock – at cost 2021 – 6,709,898 shares 2020 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	319,142	264,699
Total Liabilities and Stockholders’ Equity	$398,876	$348,258

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Net firearms sales	$199,447	$129,413	$383,049	$252,178
Net castings sales	625	851	1,400	1,725
Total net sales	200,072	130,264	384,449	253,903

Cost of products sold	121,315	90,179	233,126	177,809

Gross profit	78,757	40,085	151,323	76,094

Operating expenses:
Selling	8,449	7,286	16,537	14,923
General and administrative	10,639	8,773	23,161	16,982
Total operating expenses	19,088	16,059	39,698	31,905

Operating income	59,669	24,026	111,625	44,189

Other income:
Interest income	12	394	20	960
Interest expense	(25)	(27)	(50)	(52)
Other income, net	610	306	1,061	413
Total other income, net	597	673	1,031	1,321

Income before income taxes	60,266	24,699	112,656	45,510

Income taxes	15,882	6,105	30,080	11,578

Net income and comprehensive income	$44,384	$18,594	$82,576	$33,932

Basic earnings per share	$2.52	$1.06	$4.70	$1.94

Diluted earnings per share	$2.50	$1.05	$4.66	$1.91
Weighted average number of common shares outstanding - Basic	17,590,305	17,489,642	17,574,798	17,475,819
Weighted average number of common shares outstanding - Diluted	17,766,868	17,763,277	17,735,910	17,735,474

Cash dividends per share	$0.86	$0.35	$1.57	$0.53

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	July 3, 2021	June 27, 2020

Operating Activities
Net income	$82,576	$33,932
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,751	14,429
Stock-based compensation	5,043	2,732
Gain on sale of assets	(58)	(48)
Deferred income taxes	1,854	3,133
Changes in operating assets and liabilities:
Trade receivables	(18,183)	(1,013)
Inventories	(2,910)	16,235
Trade accounts payable and accrued expenses	1,686	10,465
Contract liability to customers	(84)	(5,977)
Employee compensation and benefits	(9,429)	6,123
Product liability	(116)	(42)
Prepaid expenses, other assets and other liabilities	(2,050)	(6,327)
Income taxes payable	3,119	4,466
Cash provided by operating activities	76,199	78,108

Investing Activities
Property, plant and equipment additions	(11,464)	(5,921)
Proceeds from sale of assets	73	54
Purchases of short-term investments	(271,984)	(233,466)
Proceeds from maturities of short-term investments	242,997	154,072
Cash used for investing activities	(40,378)	(85,261)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(4,801)	(1,297)
Dividends paid	(27,606)	(9,269)
Cash used for financing activities	(32,407)	(10,566)

Increase (decrease) in cash and cash equivalents	3,414	(17,719)

Cash and cash equivalents at beginning of period	20,147	35,420

Cash and cash equivalents at end of period	$23,561	$17,701

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Net income	$44,384	$18,594	$82,576	$33,932

Income tax expense	15,882	6,105	30,080	11,578
Depreciation and amortization expense	7,250	7,215	14,751	14,429
Interest income	(12)	(394)	(20)	(960)
Interest expense	25	27	50	52
EBITDA	$67,529	$31,547	$127,437	$59,031